As filed with the Securities and Exchange Commission on December 13, 2023.

Registration No. 333-257359

Registration No. 333-269198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION NO. 333-257359

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION NO. 333-269198

UNDER THE

SECURITIES ACT OF 1933

MIROMATRIX MEDICAL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1285782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6455 Flying Cloud Drive, Suite 107 Eden Prairie, MN	55344
(Address of Principal Executive Offices)	(Zip Code)

Miromatrix Medical Inc. 2021 Equity Incentive Plan

Miromatrix Medical Inc. 2019 Equity Incentive Plan

Miromatrix Medical Inc. 2010 Stock Incentive Plan

Miromatrix Medical Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

John S. Hess, Jr., Esq. Executive Vice President and Deputy General Counsel Miromatrix Medical Inc. 6455 Flying Cloud Drive, Suite 107 Eden Prairie, MN 55344 (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (952) 942-6000

Copies to:

Stephen Glover, Esq.
Alexander Orr, Esq.
Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☑	Smaller Reporting Company ☑
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Miromatrix Medical Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement on Form S-8 (file no. 333-257359), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 24, 2021, registering (i) 3,073,255 shares of common stock, par value $0.00001 per share, of the Company (“Common Stock”) issuable under the 2010 Stock Incentive Plan; (ii) 428,500 shares of Common Stock issuable under the 2019 Equity Incentive Plan; (iii) 1,599,500 shares of Common Stock issuable under the 2021 Equity Incentive Plan (the “2021 Plan”); and (iv) 300,000 shares of Common Stock issuable under the Employee Stock Purchase Plan (the “ESPP”);

2.	Registration Statement on Form S-8 (file no. No. 333-269198), which was filed with the Commission on January 12, 2023, registering (i) 1,200,000 additional shares under the 2021 Plan, and (ii) 400,000 additional shares under the ESPP.

On December 13, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of October 29, 2023 (the “Merger Agreement”), by and among the Company, United Therapeutics Corporation (“Parent”) and Morpheus Subsidiary Inc. (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Durham, State of North Carolina, on December 13, 2023.

MIROMATRIX MEDICAL INC.

By:	/s/ John S. Hess, Jr.
	Name:	John S. Hess, Jr.
	Title:	Executive Vice President, Deputy General Counsel, and Assistant Corporate Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.